Exhibit 99.1



NEWS
FOR IMMEDIATE RELEASE
                                              CONTACT:   Kurt P. Ross
                                                         Guy B. Lawrence
                                                         K.P. ROSS, INC.
                                                         tel:  (212) 308-3333
                                                         E-mail: kpross1@msn.com


                     PARAGON'S DISCLOSURE STATEMENT APPROVED

                   JANUARY 2000 CONFIRMATION HEARING DATE SET

                          SHAREHOLDER MEETING ADJOURNED


Norcross, GA, November 19, 1999 - Paragon Trade Brands, Inc. (OTC Bulletin Board:PGNFQ) today announced that the United States Bankruptcy Court for the Northern District of Georgia has approved the Company's Disclosure Statement (the "Disclosure Statement") in connection with the Second Amended Plan (the "Amended Plan") of Reorganization filed by the Company and its Official Committee of Unsecured Creditors (the "Creditors' Committee") as co-proponents. In connection therewith, the Court also approved certain voting procedures and established Friday, January 7, 2000 as the voting deadline for the Amended Plan and Thursday, January 13, 2000 as the date for a hearing to consider confirmation of the Amended Plan.

Commenting on the Amended Plan and approval of the Disclosure Statement, Bobby Abraham, Chief Executive Officer of Paragon, stated, "We are delighted to have received Bankruptcy Court approval of our Disclosure Statement and are pleased to be on schedule for a confirmation hearing on our plan of reorganization for mid-January. We are also very pleased to have the support of the Creditors' and Equity Committees with respect to the plan. One of our major goals has been to achieve a consensual plan of reorganization and with the support of the Equity Committee we have now achieved that goal."

Mr. Abraham further noted, "The approval of the Disclosure Statement together with the execution of the Wellspring Stock Purchase Agreement are major milestones in our progress toward emergence from Chapter 11. We now look forward to moving ahead with completing the transaction with Wellspring and exiting Chapter 11 as expeditiously as possible."

The Amended Plan incorporates certain modifications with respect to the acquisition of Paragon by Wellspring Capital Management LLC ("Wellspring") as part of the plan of reorganization (the "Wellspring Transaction"). The Amended Plan also reflects the terms of a global settlement reached between the Company, the Creditors' Committee, the Official Committee of Equity Security Holders (the "Equity Committee"), The Procter & Gamble Company ("P&G") and Kimberly-Clark Corporation ("K-C") with respect to certain distributions to be made to the Company's current stockholders under the Amended Plan. The Equity Committee supported approval of the Disclosure Statement and urges the Company's stockholders to vote to accept the Amended Plan.

Paragon also announced that it has executed a stock purchase agreement with Wellspring (the "Wellspring Stock Purchase Agreement") incorporating the modifications included in the Amended Plan. Under the Amended Plan, Paragon will be reorganized either (a) through the consummation of the Wellspring Transaction and the distribution of the proceeds as outlined under the Amended Plan, or (b) alternatively, if the Wellspring Transaction is not consummated, pursuant to a stand-alone plan of reorganization.

Under the Wellspring Transaction, Wellspring will purchase 98.5% (subject to reduction with respect to any New Common Stock purchased in accordance with the Wellspring Rights Offering) of the New Common Stock to be issued and outstanding on the effective date of the Amended Plan for a purchase price equal to $10.00 per share of New Common Stock, or approximately $117 million in cash. Holders of allowed unsecured claims will receive distributions in amounts equal to their pro rata share of the $117 million of cash and approximately $160 million (subject to adjustment) of 11.25% five-year senior subordinated notes (the "New Notes") and the right to participate in a rights offering (the "Wellspring Rights Offering") to purchase up to 35% of the new common stock (the "New Common Stock") of the reorganized entity ("Reorganized Paragon"). The Company's current stockholders will receive their pro rata share of 1.5% of the New Common Stock, certain warrants to purchase 5% of the New Common Stock (the "Warrants") and the right to participate in the Wellspring Rights Offering (to the extent all such rights are not exercised by holders of allowed unsecured claims).

If Paragon is reorganized on a stand-alone basis as permitted under the Amended Plan, holders of allowed unsecured claims will receive distributions in amounts equal to their pro rata share of 99.13% of the New Common Stock and the Company's current stockholders will receive their pro rata share of .87% of the New Common Stock Amount and the Warrants.

Under either the Wellspring Transaction or a stand-alone plan, holders of allowed unsecured claims and the Company's current stockholders also will receive a portion of the proceeds, if any, of certain claims which will remain with the estate to be pursued by a Litigation Claims Representative to be approved in accordance with the terms of the Amended Plan.

In response to a joint written request of the Creditors' and Equity Committees, Paragon's Board of Directors has voted to adjourn the 1999 Annual Stockholders Meeting scheduled for November 29, 1999 until such time as the Bankruptcy Court has had an opportunity to consider confirmation of the Amended Plan, or any amendment thereto, and, assuming confirmation, consummation of the transactions contemplated therein.

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and, through its wholly owned subsidiary, Paragon Trade Brands (Canada) Inc., is the leading marketer of store brand infant disposable diapers in Canada. Paragon manufactures a line of premium and economy diapers, training pants, feminine care and adult incontinence products, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint ventures in Mexico, Argentina, Brazil and China for the sale of infant disposable diapers and other absorbent personal care products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking statements. Factors which could affect the Company's financial results, including, but not limited to: the Company's Chapter 11 filing; increased raw material prices and product costs; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; new competitors in the market; Year 2000 compliance issues; and patent litigation, are described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

                                       ###

Alan J. Cyron
Executive Vice President and Chief Financial Officer
Paragon Trade Brands, Inc.
180 Technology Parkway
Norcross, GA  30092
678/969-5200